Exhibit 99.3

IN MEDIA LLC

2002 STOCK PLAN

(as amended and restated effective as of July 30, 2013)

1.                                      PURPOSE

LIN Media LLC, a Delaware limited liability company (herein, together with its successors, referred to as the “Company”), by means of this amended and restated 2002 Stock Plan (the “Plan”), desires to afford certain individuals and key employees of the Company and any subsidiary corporation or other entity (including any limited liability company) thereof now existing or hereafter formed or acquired (such subsidiary corporations and other entities sometimes referred to herein as “Related Entities”) who are responsible for the continued growth of the Company an opportunity to acquire a proprietary interest in the Company, and thus to create in such persons an increased interest in and a greater concern for the welfare of the Company and any Related Entities.

The stock options described in Sections 6 and 9 (the “Options”), and the shares of Common Stock (as hereinafter defined) acquired pursuant to the exercise of such Options, shares of Common Stock awarded as described in Section 7 hereof (“Stock Awards”), and Performance-Based Awards (as hereinafter defined) granted as described in Section 8 hereof are a matter of separate inducement and are not in lieu of any salary or other compensation for services.  As used in the Plan, the terms “parent corporation” and “subsidiary corporation” shall mean, respectively, a corporation within the definition of such terms contained in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                      ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (“Board of Directors”) or by any other committee appointed by the Board of Directors of the Company to administer this Plan (the “Committee”); provided that the Board of Directors shall act as the Committee if no such committee is appointed by the Board of Directors; and further provided that, the entire Board of Directors may act as the Committee if it chooses to do so.  The number of individuals that shall constitute the Committee shall be determined from time to time by a majority of all the members of the Board of Directors, and, unless that majority of the Board of Directors determines otherwise, shall consist of not less than two (2) members who shall be (i) “Non-Employee Directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Code.

A majority of the Committee shall constitute a quorum (or if the Committee consists of only two members, then both members shall constitute a quorum), and subject to the provisions of Section 5, the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.

The members of the Committee shall serve at the pleasure of the Board of Directors, which shall have the power, at any time and from time to time, to remove members from or add members to the Committee.  Removal from the Committee may be with or without cause.  Any individual serving as a member of the Committee shall have the right to resign from membership on the Committee by written notice to the Board of Directors.  The Board of Directors, and not the remaining members of the Committee, shall have the power and authority to fill vacancies on the

Committee, however caused.  The Board of Directors shall promptly fill any vacancy that causes the number of members of the Committee to be below two.

3.                                      SHARES AVAILABLE

a.                                      Basic Limitation.  Subject to the adjustments provided in Section 11 hereof, the maximum aggregate number of shares of Class A common shares representing limited liability company interests in the Company (“Common Stock” or “Shares”) in respect of which Options or Stock Awards may be granted for all purposes under the Plan shall be 11,400,000 Shares.  Options granted under the Plan may be fulfilled in accordance with the terms of the Plan with (i) authorized and unissued Shares, (ii) issued Shares held in the Company’s treasury, or (iii) issued Shares reacquired by the Company, in each situation as the Board of Directors or the Committee may determine from time to time.

b.                                      Individual Limitation.  Subject to the adjustments under Section 11 or Section 13 hereof, a Participant shall not be granted an Option or Stock Award under the Plan and such Option or Stock Award shall not vest with respect to more than 350,000 Shares in any calendar year to the extent such Option or Stock Award is intended to satisfy the requirements applicable to Performance-Based Awards under Section 8 hereof.  The limitation in this Section 3(b) shall not apply to Options or Stock Awards that are not intended to satisfy the requirements of “qualified performance-based compensation” under Section 162(m) of the Code.

c.                                       Source of Shares.  If, for any reason, any Shares as to which Options have been granted cease to be subject to such Options (including as a result of the expiration, termination, cancellation, or forfeiture of such Option) or any Shares acquired pursuant to a Stock Award are returned to the Company (including as a result of a forfeiture of such Shares pursuant to the terms of the Stock Award), such Shares shall thereafter be available for the grant of Options or Stock Awards under the Plan.

d.                                      Certain Acquisitions.  In connection with the acquisition of any business by the Company or any of its subsidiaries or Affiliates, any outstanding option grants, stock awards or other similar rights pertaining to such business may be assumed or replaced by Options or Stock Awards under the Plan upon such terms and conditions as the Committee determines.

4.                                      ELIGIBILITY AND BASES OF PARTICIPATION

a.                                      Key Employees.  Grants of Incentive Stock Options (as hereinafter defined) and Non-Qualified Stock Options (as hereinafter defined) may be made under the Plan to Key Employees, subject to and in accordance with Section 6 hereof.  Stock Awards may be made under the Plan to Key Employees, subject to and in accordance with Section 7 hereof.  Performance-Based Awards may be made under the Plan to Key Employees, subject to and in accordance with Section 8 hereof.  As used herein, the term “Key Employee” shall mean any employee of the Company or any Related Entity (including officers and directors of the Company or any Related Entity who are also employees of the Company or any Related Entity) who is regularly employed on a salaried basis, who is so employed on the date of such grant, and whom the Committee identifies as having a direct and significant effect on the performance of the Company or any Related Entity.

b.                                      Eligible Non-Employees.  Grants of Non-Qualified Stock Options may be made under the Plan to Eligible Non-Employees, subject to and in accordance with Section 9 hereof.  Stock Awards may be made under the Plan to Eligible Non-Employees, subject to and in accordance with Section 7 hereof.  As used herein, the term “Eligible Non-Employee” shall mean any person or entity of any nature whatsoever, other than a Non-Employee Director of the Company.  Such term shall specifically include any individual, a firm, a company, a corporation, a partnership, a trust, or other entity (collectively, a “Person”), that the Committee designates as eligible for a grant of Options or Stock Awards pursuant to this Plan because such Person performs bona fide consulting, advisory, or other services for the Company or any Related Entity (other than services in connection with the offer or sale of securities in a capital-raising transaction) and whom the Board of Directors or the Committee determines has a direct and significant effect on the financial development of the Company or any Related Entity.

c.                                       No Right to Become a Participant.  The adoption of this Plan shall not be deemed to give any Person a right to be granted any Options or Stock Awards, including Performance-Based Awards.  The recommendation or selection of a Key Employee or Eligible Non-Employee as a recipient of any Option or Stock Award under the Plan shall not be deemed to entitle the Key Employee or Eligible Non-Employee to such Option prior to the date it is granted or such Stock Award prior to the date it is awarded.  Each grant of an Option or Stock Award shall be evidenced by an Option Agreement or Stock Award Agreement, as applicable, executed by the Participant and the Company.  The agreement shall include expressly or by reference the terms and conditions set forth in the Plan, and may include such other provisions not inconsistent with the provisions of the Plan as the Committee shall deem advisable.

5.                                      AUTHORITY AND INDEMNIFICATION OF COMMITTEE

a.                                      Authority.  Subject to and not inconsistent with the express provisions of the Plan, the Code, including Section 162(m) of the Code, and, if applicable, Rule 16b-3, the Committee shall have plenary authority to:

(i)                                     Determine the Key Employees and Eligible Non-Employees to whom Options and/or Stock Awards shall be granted, the time when such Options and/or Stock Awards shall be granted, the number of Shares subject to such Options or Stock Awards, the purchase price or exercise price of each Option or Stock Award, the period(s) during which an Option shall be exercisable (whether in whole or in part, including whether such Options shall become immediately exercisable upon the consummation of a Change of Control), the period(s) during which restrictions on any Stock Award (if any) shall lapse (including whether restrictions shall immediately lapse, upon the consummation of a Change of Control), the terms of any Performance-Based Award (as described in Section 8 hereof), and all other terms and provisions thereof (which need not be identical);

(ii)                                  Require, as a condition to the granting of any Option or Stock Award, that the Person receiving such Option or Stock Award agree not to sell or otherwise dispose of such Option, any Shares acquired pursuant to an Option or Stock Award, or any other “derivative security” (as defined by Rule 16a-1(c) under the Exchange Act) for a period of six months following the date of the grant such Option or Stock Award, or for such other period as the Committee may determine;

(iii)                               Provide an arrangement through registered broker-dealers whereby temporary financing may be made available to a Participant by the broker-dealer, under the rules and regulations of the Board of Governors of the Federal Reserve, for the purpose of assisting the Participant in the exercise of an Option and/or the payment of any tax withholding obligations arising in connection with the exercise of an Option, such authority to include the payment by the Company of the commissions of the broker-dealer;

(iv)                              Provide the establishment of procedures for a Participant to exercise all or a portion of an Option by delivering that number of Shares previously acquired by the Participant having an aggregate Fair Market Value equal to the per Share exercise price of the Option multiplied by the number of Shares subject to the portion of the Option being exercised and to deliver the Shares surrendered by such Participant in payment of such exercise price;

(v)                                 Provide (in accordance with Section 14 hereof or otherwise) the establishment of a procedure whereby a number of Shares or other securities may be withheld from the total number of Shares or other securities to be issued upon exercise of an Option (other than an Incentive Stock Option) or in connection with the granting or vesting of a Stock Award to meet the minimum required tax withholding obligations of a Participant with respect to federal income tax, federal employment tax, and other taxes incurred by a Participant upon such grant, vesting, or exercise or taxes required to be withheld by the Company or a Related Entity in connection with such grant, vesting, or exercise;

(vi)                              Prescribe, amend, modify and rescind rules and regulations relating to the Plan; and

(vii)                           Make all determinations permitted or deemed necessary, appropriate or advisable for the administration of the Plan, interpret the terms and conditions of the Plan, any Option Agreement, or any Stock Award Agreement, and perform all other acts, exercise all other powers, and establish any other procedures determined by the Committee to be necessary, appropriate, or advisable in administering the Plan or for the conduct of the Committee’s business.  Any act of the Committee, including interpretations of the provisions of the Plan or any Option Agreement or Stock Award Agreement and determinations under the Plan or any such agreement shall be final, conclusive and binding on all parties.

b.                                      Delegation.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee or any Person to whom it has delegated duties as aforesaid may employ one or more Persons to render advice with respect to any responsibility the Committee or such Person may have under the Plan.  The Committee may employ attorneys, consultants, accountants, or other Persons, and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such Persons.

c.                                       Indemnification.  No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated.  The Company shall indemnify members of the

Committee and any agent of the Committee who is an employee of the Company, a Subsidiary or an Affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

6.                                      OPTIONS GRANTED TO KEY EMPLOYEES

Subject to the express provisions of this Plan, the Committee shall have the authority to grant options intended to satisfy the requirements of Section 422 of the Code regarding incentive stock options (“Incentive Stock Options”), to grant non-qualified stock options (options which are not intended to meet the requirements applicable to incentive stock options under Section 422 of the Code) (“Non-Qualified Stock Options”), and to grant both types of Options to Key Employees.  No Incentive Stock Option shall be granted pursuant to this Plan more than ten years after the last date on which the Plan was approved for purposes of Section 422 of the Code.  Incentive Stock Options shall be granted only to Key Employees.  The terms and conditions of the Options granted under this Section 6 shall be determined from time to time by the Committee; provided, however, that the Options granted under this Section 6 shall be subject to all terms and provisions of the Plan (other than Section 7, 8 (except with respect to Options granted to “covered employees” within the meaning of Section 162(m) of the Code), or 9 hereof), including the following:

a.                                      Option Exercise Price.  Subject to Section 4 hereof, the Committee shall establish the Option exercise price at the time an Option is granted, which shall not be less than 100% of the Fair Market Value per Share on the date the Option is granted; and provided that in the case of an Incentive Stock Option granted to a person who, at the time such Incentive Stock Option is granted, owns Shares or shares of any Related Entity which possess more than 10% of the total combined voting power of all classes of Shares or shares of such Related Entity (“Substantial Shareholder”), the Incentive Stock Option exercise price shall not be less than 110% of the Fair Market Value per Share on the date the Incentive Stock Option is granted.  The Option exercise price shall be subject to adjustment in accordance with the provisions of Section 11 of the Plan.

b.                                      Option Term.  Each Option Agreement shall specify the period during which the Option may be exercised and shall provide that the Option shall expire at the end of such period.  The Option Agreement shall provide that the exercise of an Option shall not be permitted more than ten years after the date on which the Option is granted, subject to earlier termination or cancellation as provided in the Plan; provided that, in the case, of an Incentive Stock Option granted to a Substantial Shareholder, the exercise of an Incentive Stock Option shall not be permitted more than five years after the date on which the Incentive Stock Option is granted.

c.                                       Payment.  The exercise price per Share with respect to each Option shall be payable at the time of such exercise.  Such price shall be payable in cash or by any other means acceptable to the Committee, including delivery to the Company of Shares previously acquired by the Participant or by the delivery or withholding of Shares pursuant to a procedure created pursuant to Section 5(a)(iii), (iv) or (v) of the Plan.  Shares delivered to or withheld by the Company in payment of the Option exercise price shall be valued at the Fair Market Value of the Share on the day preceding the date of the exercise of the Option.

d.                                      Exercisability of Stock Option.  Unless otherwise determined by the Committee at the time of grant and as provided in an Option Agreement, Options granted hereunder shall become exercisable according to the vesting schedule set forth below:

•                                          one-fourth of the Shares subject to the Option shall become exercisable on the first anniversary of the date of grant and shall remain exercisable until the Option expires, terminates, or is cancelled; and

•                                          one-fourth of the Shares subject to the Option shall become exercisable on the second anniversary of the date of grant and shall remain exercisable until the Option expires, terminates, or is cancelled; and

•                                          one-fourth of the Shares subject to the Option shall become exercisable on the third anniversary of the date of grant and shall remain exercisable until the Option expires, terminates, or is cancelled; and

•                                          one-fourth of the Shares subject to the Option shall become exercisable on the fourth anniversary of the date of grant and shall remain exercisable until the Option expires, terminates, or is cancelled.

e.                                       Death.  If a Key Employee’s employment with the Company or a Related Entity terminates due to the death of such Key Employee, the estate of such Key Employee, or a Person who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Key Employee, shall have the right to exercise such Option, to the extent such Option was vested on the date the Key Employee’s employment terminated, in accordance with the terms of the Option Agreement at any time and from time to time before the earlier to occur of the following (1) the expiration of 365 days after the date the Key Employee’s employment with the Company or a Related Entity terminated by reason of his death, or (2) the expiration date of such Option, unless a shorter period is expressly provided in the Option Agreement evidencing such Option or is established by the Committee pursuant to Section 10 (but in no event after the expiration date of the Option).

f.                                        Disability.  If any Key Employee’s employment with the Company or a Related Entity terminates because of his Disability (as defined in Section 21 hereof), such Participant or his legal representative shall have the right to exercise the Option, to the extent the Option was vested as of the date the Key Employee’s employment terminated, in accordance with the terms of the Option Agreement at any time and from time to time before the earlier to occur of the following (1) the expiration of 365 days after the date the Key Employee’s employment with the Company or a Related Entity terminated by reason of his Disability, or (2) the expiration date of such Option, unless a shorter period is expressly provided in such Option or established by the Committee pursuant to Section 10:

g.                                       Termination for Cause.  Unless a Key Employee’s Option expressly provides otherwise, such Key Employee shall immediately forfeit all rights under his Option, except as to the Shares previously acquired thereunder, if the employment of such Key Employee with the Company or a Related Entity is terminated by the Company or any Related Entity for Cause (as defined in Section 21 hereof).  The determination that Cause for termination exists shall be made by the Committee (unless otherwise agreed to in the Option Agreement or in writing by the Company and the Key Employee);

h.                                      Other Termination of Employment.  If the employment of a Key Employee with the Company or a Related Entity terminates for any reason other than those specified in subsection (e), (f) or (g) above, such Key Employee shall have the right to exercise his Option, to the extent the Option was vested as of the date of termination of employment, in accordance with the terms of the Option Agreement, before the first to occur of the following (1) the expiration of 60 days after the date of such termination of employment, or (2) the expiration date of the Option, unless a longer or shorter period is expressly provided in the Option Agreement or is established by the Committee (but in no event shall such period continue after the expiration date of the Option); provided, that no Incentive Stock Option shall be exercisable more than three months after such termination.

i.                                          Maximum Exercise.  To the extent the aggregate Fair Market Value (determined as of the time the Option is granted) of Shares subject to a Key Employee’s Incentive Stock Options that first become exercisable during a calendar year (under all option plans of the Company and of any Parent Corporation or Subsidiary Corporation) exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options.  For purposes of the preceding sentence, Incentive Stock Options shall be taken into account in the order in which they are granted.  To the extent an Option that is intended to be treated as an Incentive Stock Option does not satisfy any requirement of Section 422 of the Code, such Option shall be treated as a Non-Qualified Stock Option.

j.                                         Continuation of Employment.  Each Incentive Stock Option shall require the Key Employee to remain in the continuous employ of the Company or any Related Entity from the date of grant of the Incentive Stock Option until no more than three months prior to the date of exercise of the Incentive Stock Option, subject to the maximum exercise periods described in subsections (e), (f), (g), and (h), above.  The Committee may, in its sole discretion, permit the exercise of an Option that is intended to be an Incentive Stock Option more than three months after the date the Participant ceases to be employed by the Company or any Related Entity, provided that the Option shall be treated as a Non-Qualified Stock Option if it is exercised more than three months after the date the Key Employee’s employment with the Company or a Related Entity terminates, except as provided in subsections (e) and (f), above.

7.                                      STOCK AWARDS

a.                                      Generally.  The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of any bonus in shares representing limited liability company interests in the Company) consisting of Shares issued or transferred to Key Employees or Eligible Non-Employees with or without other payments therefor.  A Stock Award shall be construed as an offer by the Company to the Participant to purchase the number of Shares subject to the Stock Award at the purchase price, if any, established therefor.

b.                                      Payment of the Purchase Price.  If the Stock Award Agreement requires payment for Shares acquired pursuant to the Stock Award, the purchase price of any Shares subject to the

Stock Award may be paid in any manner authorized by the Committee, which may include any manner authorized under the Plan for the payment of the exercise price of an Option.

c.                                       Additional Terms.  Stock Awards shall be subject to such terms and conditions as the Committee determines appropriate, including restrictions on the sale or other disposition of such Shares and the right of the Company to reacquire such Shares for no consideration upon termination of the Participant’s employment or service within specified periods.  The Committee may require the Participant to deliver a duly signed share power, endorsed in blank, relating to the Common Stock covered by such an Award.  The Committee may also require that the share certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed.

d.                                      Rights as a Shareholder.  The Stock Award Agreement shall specify whether the Participant shall have, with respect to Shares subject to the Stock Award, all of the rights of a holder of Shares, including the right to receive dividends and to vote the Shares.

8.                                      PERFORMANCE-BASED AWARDS

a.                                      Stock Awards or Options.  The Committee may, in its discretion, grant Stock Awards or Options that are intended to meet the requirements applicable to “qualified performance-based compensation” for purposes of the exemption from the compensation deduction limitation described in Section 162(m) of the Code (“Performance-Based Awards”).  It is the intent of the Company that Performance-Based Awards made to Persons who are “covered employees” within the meaning of Section 162(m) of the Code shall constitute “qualified performance-based compensation” satisfying the requirements of Section 162(m) of the Code.  Options granted to Participants who are “covered employees” within the meaning of Section 162(m) of the Code shall be intended to be Performance-Based Awards, except as otherwise provided by the Committee.  Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code with respect to Performance-Based Awards.  If any other provision of the Plan or a Performance-Based Award is intended to but does not comply with, or is inconsistent with, the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.  Nothing in this Section 8 shall subject a Performance-Based Award to terms or conditions in excess of the minimum requirements necessary for the Performance-Base Award to comply with the requirements of Section 162(m) of the Code.

b.                                      Performance Goals.  As determined by the Committee in its sole discretion, either the granting of, vesting of, or other lapsing of restrictions related to Performance-Based Awards shall be based on achievement of hurdle rates and/or growth rates in one or more business criteria, that apply to the individual Participant, for one or more business units or the Company as a whole.  The business criteria shall be as follows, individually or in combination:  (i) net earnings, (ii) earnings per share; (iii) net sales growth; (iv) market share; (v) net operating profit; (vi) expense targets, (vii) working capital targets; (viii) operating margin; (ix) return on equity; (x) return on assets; (xi) planning accuracy (as measured by comparing planned results to actual results); (xii) market price per share; (xiii) total return to shareholders; and (xiv) broadcast cash flow (as defined below).  Broadcast cash flow is defined as operating income plus corporate expenses plus depreciation and amortization of intangible assets and amortization of program rights plus other non-cash expenses or credits, minus cash program payments.  In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria.  Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs.

c.                                       Exercise Price.  The per Share exercise price of Performance-Based Awards that are Options shall not be less than the Fair Market Value of a Share on the grant date of such Option.

d.                                      Objective Formula.  With respect to Performance Based Awards that are Stock Awards, the Committee shall establish in writing (i) the performance goals applicable to a given period and (ii) the individual employees or class of employees to which the performance goals apply.  Such performance goals shall state in terms of an objective formula or standard the method for computing the amount of compensation payable to the Participant if such performance goals are obtained and shall be established in writing no later than ninety (90) days after the commencement of such.

e.                                       Committee Certification.  No Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

f.                                        No Increase.  After establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.  Notwithstanding the preceding sentence, the Committee may reduce or eliminate the number of Shares subject to a Performance-Based Award or the number of shares of Common Stock vested upon the attainment of such performance goal.

9.                                      OPTIONS GRANTED TO ELIGIBLE NON-EMPLOYEES

Subject to the express provisions of this Plan, the Committee shall have the authority to grant Non-Qualified Stock Options (and not Incentive Stock Options) to Eligible Non-Employees.  The terms and conditions of the Non-Qualified Stock Options granted under this Section 9 shall be determined from time to time by the Committee; provided, however, that the Non-Qualified Stock Options granted under this Section 9 shall be subject to all terms and provisions of the Plan (other than Section 6, 7, or 8 (except as otherwise provided in an Option Agreement) hereof), including the following:

a.                                      Option Exercise Price.  Subject to Section 4, the Committee shall establish the exercise price of a Non-Qualified Stock Option at the time the Non-Qualified Stock Option is granted at such amount as the Committee shall determine in its sole discretion.  The exercise price of a Non-Qualified Stock Option shall be subject to adjustment in accordance with the provisions of Section 11 of the Plan.

b.                                      Option Term.  Each Option Agreement shall specify the period during which the Non-Qualified Stock Option may be exercised and shall provide that the Non-Qualified Stock Option shall expire at the end of such period.  No Non-Qualified Stock Option by its terms shall be exercisable after the expiration of ten years after the date of grant of the Non-Qualified Stock Option.

c.                                       Payment.  The exercise price per Share subject to a Non-Qualified Stock Option shall be payable at the time of such exercise.  Such exercise price shall be payable in cash or by any other means acceptable to the Committee, including delivery to the Company of Shares previously acquired by the Eligible Non-Employee or by the delivery or withholding of Shares pursuant to a procedure created pursuant to Section 5(a)(iii), (iv) or (v) of the Plan.  If Shares are delivered to or withheld by the Company in payment of the Non-Qualified Stock Option exercise price, such Shares shall be valued at the Fair Market Value of the Shares on the day preceding the date of the exercise of the Non-Qualified Stock Option.

d.                                      Exercisability of Stock Option.  Subject to Section 10 hereof, each Non-Qualified Stock Option shall become exercisable in one or more installments, as the Committee may determine at the time of the grant.

e.                                       Death.  If the retention by the Company or any Related Entity of the services of any Eligible Non-Employee terminates because of his death, the estate of such Eligible Non-Employee, or a Person who acquired the right to exercise a Non-Qualified Stock Option by bequest or inheritance or by reason of the death of the Eligible Non-Employee, shall have the right to exercise such Option in accordance with the terms of the Option Agreement to the extent such Option was vested as of the date the Eligible Non-Employee’s services terminated because of his death, at any time and from time to time before the earlier to occur of the following (1) the expiration of 365 days after the date of the Eligible Non-Employee’s death, or (2) the expiration date of the Option, unless a longer or shorter period is expressly provided in such Option Agreement or established by the Committee pursuant to Section 10 (but in no event after the expiration date of the Option).

f.                                        Disability.  If the retention by the Company or any Related Entity of the services of any Eligible Non-Employee terminates because of his disability, as determined by the Committee in its sole discretion, such Eligible Non-Employee or his legal representative shall have the right to exercise a Non-Qualified Stock Option in accordance with the terms of the Option Agreement to the extent the Non-Qualified Stock Option was vested as of the date the Eligible Non-Employee’s service with the Company or a Related Entity terminated because of his disability, at any time and from time to time within the earlier to occur of the following (1) the expiration of 365 days after the date of the Eligible Non-Employee’s services were terminated, or (2) the expiration date of the Option, unless a longer or shorter period is expressly provided in such Option Agreement or established by the Committee pursuant to Section 10 (but not after the expiration of the Option).

g.                                       Cause.  If the retention by the Company or any Related Entity of the services of any Eligible Non-Employee is terminated (i) for Cause, or (ii) as a result of the removal of the Eligible Non-Employee from office as a director of the Company or of any Related Entity for cause by action of the shareholders of the Company or such Related Entity in accordance with the by-laws or other applicable governance document (including any limited liability company agreement) of the Company or such Related Entity, as applicable, and the corporate or other applicable law of the jurisdiction of incorporation or formation of the Company or such Related Entity, then such Eligible Non-Employee shall forfeit his rights under his Options except as to Shares previously acquired through the exercise of the Option.  The determination that Cause for the termination of the Eligible Non Employee’s services exists shall be made by the Committee (unless otherwise provided in the Option Agreement or as otherwise agreed to in writing by the Company and the Eligible Non-Employee).

h.                                      Other Termination of Relationship.  If the retention by the Company or any Related Entity of the services of any Eligible Non-Employee terminates for any reason other than those specified in subsections (e), (f), or (g) above, such Participant shall have the right to exercise his or its Non-Qualified Stock Option, to the extent such Option was vested on the date of such termination, in accordance with the terms of the Option Agreement within 60 days after the date of such termination, unless a longer or shorter period is expressly provided in such Option Agreement or established by the Committee pursuant to Section 10 (but not after the expiration date of the Option).

10.                               CHANGE OF CONTROL

If (i) a Change of Control shall occur, (ii) the Company shall enter into an agreement providing for a Change of Control, or (iii) any member of the HMC Group shall enter into an agreement providing for a Change of Control, then the Committee may declare any or all Options outstanding under the Plan to be exercisable in full, to the extent such Options were not previously exercisable, at such time or times as the Committee shall determine, notwithstanding the express provisions of any Option Agreement; similarly, the Committee may declare that any restrictions applicable to any Stock Award shall completely lapse (to the extent not then lapsed), at such time or times as the Committee shall determine, notwithstanding the terms of any Stock Award Agreement.  Each Option accelerated by the Committee pursuant to the preceding sentence shall terminate, notwithstanding any express provision thereof or any other provision of the Plan, on such date (not later than the stated exercise date) as the Committee shall determine.

11.                               ADJUSTMENT OF SHARES

Unless otherwise expressly provided in a particular Option Agreement or Stock Award Agreement, in the event that, by reason of any merger, consolidation, combination, liquidation, reorganization, recapitalization, share dividend, share split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Company (collectively, a “Reorganization”), the Common Stock is substituted, combined, or changed into any cash, property, or other securities, or the shares of Common Stock are changed into a greater or lesser number of shares of Common Stock, the number and/or kind of shares and/or interests subject to an Option or Stock Award and the per share price or value thereof shall be appropriately adjusted by the Committee to give appropriate effect to such Reorganization.  Any fractional shares or interests resulting from such adjustment shall be eliminated.  Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an “incentive stock option” for purposes of Section 422 of the Code.

In the event the Company is not the surviving entity of a Reorganization and, following such Reorganization, any Participant is holding Options or Stock Awards issued pursuant to this Plan which have not been exercised, cancelled, or terminated in connection therewith, the Company shall cause such Options and Stock Awards to be assumed (or cancelled and replacement Options and Stock Awards issued) by the surviving entity or a Related Entity.

12.                               ASSIGNMENT OR TRANSFER

Except as otherwise expressly provided in the Option Agreement for a Non-Qualified Stock Option, no Option granted under the Plan or any rights or interests therein shall be assignable or transferable by a Participant except by will or the laws of descent and distribution, and during the lifetime of a Participant, Options granted to him or her hereunder shall be exercisable only by the Participant or, in the event that a legal representative has been appointed in connection with the disability of a Participant, such legal representative.  The Committee may, on a case by case basis, permit a Participant to transfer a Non-Qualified Stock Option, in whole or in part, during the Participant’s lifetime to one or more members of the Participant’s immediate family or to a trust established exclusively for one or more such family members, and the extent of such permission shall be enumerated in the Participant’s Option Agreement.  The transferred portion of the Non-Qualified Stock Option may be exercised only by the person or persons who acquire a proprietary interest in the Non-Qualified Stock Option pursuant to the transfer.  The terms applicable to the transferred portion of the Non-Qualified Stock Option shall be the same as those in effect for the Non-Qualified Stock Option under the Participant’s Option Agreement immediately prior to the transfer.  The Committee may impose on any transferable Non-Qualified Stock Option such limitations and conditions as the Committee deems appropriate in its sole discretion.  Any attempt to transfer an Option in violation of this Section 12 shall be null and void and shall be disregarded by the Company.

13.                               OTHER PROVISIONS

The grant of any Option or any Stock Award under the Plan may also be subject to such other provisions (whether or not applicable to an Option granted or a Stock Award made to any other Participant) as the Committee determines appropriate, including provisions relating to compliance with federal and state securities laws, or any provisions and conditions relating to a Participant’s employment or retention which may be in addition to those specifically provided for under the Plan.

14.                               WITHHOLDING TAXES

By acceptance of an Option or a Stock Award, a Participant shall be deemed to (i) agree to reimburse the Company or Related Entity by which the Participant is employed or retained for any federal, state, or local taxes or other amounts required by any government to be withheld or otherwise deducted by such corporation in respect of the Participant’s exercise of all or a portion of the Option or the grant of or lapse of any restrictions related to a Stock Award; (ii) authorize the Company or any Related Entity by which the Participant is employed or retained to withhold from any cash compensation paid to the Participant or in the Participant’s behalf, an amount sufficient to discharge any federal, state, and local taxes or other amounts imposed on the Company, or the Related Entity by which the Participant is employed or retained, and which otherwise has not been reimbursed by the Participant, in respect of the Participant’s exercise of all or a portion of the Option or the grant of or lapse of any restrictions related to a Stock Award; and (iii) agree that the Company may, in its discretion, hold the share certificate to which the Participant is entitled upon exercise of the Option (or refuse to release from escrow the certificate related to any restricted Stock Award), until cash sufficient to pay that liability has been accumulated, and may, in its discretion, effect such withholding by retaining shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise which is equal to the amount to be withheld or in the case of a Stock Award, require the Participant to return to the Company a number of shares of Common Stock sufficient to satisfy the withholding requirement.

15.                               COSTS AND EXPENSES

The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged against any Option or Stock Award or to any Participant receiving an Option or Stock Award.

16.                               FUNDING OF PLAN

The Plan shall be unfunded.  The Company shall not be required to make any segregation of assets to assure the payment of any Option or Stock Award under the Plan.

17.                               OTHER INCENTIVE PLANS

The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for employees.

18.                               EFFECT ON TENURE

Nothing contained in the Plan or any Option Agreement or Stock Award Agreement shall affect, or be construed as affecting, the terms of employment of any Key Employee (or the terms of the relationship between the Company or any Related Entity and any Eligible Non-Employee) except to the extent specifically provided herein or therein.  Nothing contained in the Plan or any Option Agreement or Stock Award Agreement shall impose, or be construed as imposing, an obligation on (i) the Company or any Related Entity to continue the employment of any Key Employee (or retention of any Eligible Non-Employee), and (ii) any Key Employee to remain in the employ (or any Eligible Non-Employee to remain in the service) of the Company or any Related Entity.

19.                               NO FRACTIONAL SHARES

No fractional Shares shall be issued or delivered under the Plan or any Option or Stock Award.  The Committee shall have full discretion to determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled or terminated.

20.                               EXCHANGE PROGRAMS; REPRICINGS

a.                                      Exchange Programs.  The Committee may, without shareholder approval, cancel any outstanding Option and grant in exchange therefor a new Option or Stock Award covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

b.                                      Repricings.  The Committee may, without shareholder approval, amend any outstanding option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding option; provided, however, that the exercise price per share shall not be less than the Fair Market Value per Share on the date the Option is amended.

21.                               DEFINITIONS

In addition to the terms specifically defined elsewhere in the Plan, as used in the Plan, the following terms shall have the respective meanings indicated:

“Affiliate” shall mean, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Board of Directors” shall have the meaning set forth in Section 2 hereof.

“Cause”, with respect to any Key Employee, shall mean (unless another definition is agreed to in writing by the Company and the Participant) termination by action of the Board of Directors because of:  (A) the Participant’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (B) the Participant’s personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (C) the Participant’s commission of material mismanagement in the conduct of his duties as assigned to him by the Board of Directors or the Participant’s supervising officer or officers of the Company; (D) the Participant’s willful failure to execute or comply with the policies of the Company or his stated duties as established by the Board of Directors, or the Participant’s supervising officer or officers of the Company, or the Participant’s intentional failure to perform the Participant’s stated duties; or (E) substance abuse or addiction on the part of the Participant.  “Cause”, with respect to any Eligible Non-Employee, shall mean (unless another definition is agreed to in writing by the Company and the Participant) termination by action of the Board of Directors because of:  (A) the Participant’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (B) the Participant’s personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (C) the Participant’s commission of material mismanagement in providing services to the Company or any Related Entity; (D) the Participant’s willful failure to comply with the policies of the Company in providing services to the Company or any Related Entity, or the Participant’s intentional failure to perform the services for which the Participant has been engaged; (E) substance abuse or addiction on the part of the Participant; or (F) the Participant’s willfully making any material misrepresentation or willfully omitting to disclose any material fact to the board of directors of the Company or any Related Entity with respect to the business of the Company or any Related Entity.

“Change of Control” shall mean the first to occur of the following events:  (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act other than one or more members of the HMC Group, (ii) a majority of the Board of Directors of the Company shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than one or more members of the HMC Group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

“Code” shall have the meaning set forth in Section 1 hereof.

“Committee” shall have the meaning set forth in Section 2 hereof.

“Common Stock” shall have the meaning set forth in Section 3 hereof.

“Company” shall have the meaning set forth in Section 1 hereof,

“Continuing Director” shall mean, as of the date of determination, any Person who (i) was a member of the Board of Directors of the Company on the date of adoption of this Plan, (ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a member of the HMC Group.

“Disability” shall mean permanent disability as defined under the appropriate provisions of the applicable long-term disability plan maintained for the benefit of employees of the Company or any Related Entity who are, regularly employed on a salaried basis unless another meaning shall be agreed to in writing by the Committee and the Participant; provided, however, that in the case of an Incentive Stock Option “disability” shall have the meaning specified in Section 22(e)(3) of the Code.

“Eligible Non-Employee” shall have the meaning set forth in Section 4 hereof.

“Exchange Act” shall have the meaning set forth in Section 2 hereof.

“Fair Market Value” shall, as it relates to the Common Stock, mean the average of the high and low prices of such Common Stock as reported on the principal national securities exchange on which the shares of Common Stock are then listed on the date specified herein, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Common Stock is not listed on a national securities exchange, the last reported bid price in the over-the-counter market, or if such shares are not traded in the over-the-counter market, the per share cash price for which all the outstanding Common Stock could be sold to a willing purchaser in an arms length transaction (without regard to minority discount, absence of liquidity, or transfer restrictions imposed by any applicable law or agreement) at the date of the event giving rise to a need for a determination.  Except as may be otherwise expressly provided in a particular Option, Fair Market Value shall be determined in good faith by the Committee.

“HMC Group” shall mean Hicks, Muse, Tate & Furst Incorporated, its Affiliates and their respective employees, officers, and directors (and members of their respective families and trusts for the primary benefit of such family members).

“Incentive Stock Options” shall have the meaning set forth in Section 6 hereof.

The term “including” when used herein shall mean “including, but not limited to”.

“Key Employee” shall have the meaning set forth in Section 4 hereof.

“Non-Qualified Stock Options” shall have the meaning set forth in Section 6 hereof.

“Option Agreement” shall mean the written agreement or other written instrument(s) evidencing the grant of an Option.

“Options” shall have the meaning set forth in Section 1 hereof.

“Participant” shall mean a Person who has received an Option or a Stock Award under the Plan.

“Performance-Based Award” shall have the meaning set forth in Section 8 hereof.

“Person” shall have the meaning set forth in Section 4 hereof.

“Plan” shall have the meaning set forth in Section 1 hereof.

“Related Entities” shall have the meaning set forth in Section 1 hereof.

“Reorganization” shall have the meaning set forth in Section 11 hereof.

“Rule 16b-3” shall have the meaning set forth in Section 2 hereof.

“Stock Award” shall have the meaning set forth in Section 1 hereof.

“Stock Award Agreement” shall mean the written agreement or other written instrument(s) evidencing a Stock Award.

“Subsidiary” shall mean, with respect to any Person, any other Person of which such first Person owns or has the power to vote, directly or indirectly, securities representing a majority of the votes ordinarily entitled to be cast for the election of directors or other governing Persons.

22.                               AMENDMENT OF PLAN

The Board of Directors shall have the right to amend, modify, suspend or terminate the Plan at any time; provided that, an amendment that would:  (i) disqualify any Incentive Stock Options granted under the Plan; (ii) increase the aggregate number of Shares reserved for issuance pursuant to the Plan; (iii) increase the annual per-Participant limit set forth in Section 3(a) hereof; or (v) modify the requirements as to eligibility for participation in the Plan shall not become effective without the approval of a majority of the shareholders of the Company.  Notwithstanding the preceding sentence, the Board of Directors shall be authorized to amend the Plan and the Options granted thereunder (i) to the extent necessary to cause Incentive Stock Options to satisfy the requirements applicable to “incentive stock options” under Section 422 of the Code, (ii) to comply with Rule 16b-3 (or any successor rule) under the Exchange Act (or any successor law) and the regulations (including any temporary regulations) promulgated thereunder, and (iii) to cause the Options or Stock Awards intended to be Performance-Based Awards to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.  No amendment, modification, suspension or termination of the Plan shall cause, without the consent of the holder, any previously-granted Options or Stock Awards to be forfeited or altered in a way that materially and adversely affects the holder thereof or his rights or benefits under such Option or Stock Award.

23.                               GOVERNING LAW

The validity and construction of the Plan and any agreement evidencing the grant of an Option or Stock Award thereunder shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of the Plan or any such agreement to the substantive law of another jurisdiction, except to the extent superseded by any applicable federal law.

24.                               EFFECTIVE DATE

The 2002 Stock Plan was effective as of May 1, 2002 and was amended and restated as of May 4, 2005 and has been further amended and restated.  The amended and restated Plan shall be effective as of July 30, 2013 upon approval by the stockholders of the Company.

2002 Stock Plan,

Approved by stockholder on May 1, 2002;

Further amended by the Board of Directors on March 1, 2005,

and such amendment was approved by stockholders effective as of May 4, 2005;

Further amended by the Board of Directors on December 22, 2008;

Further amended by the Board of Directors on March 31, 2010,

and such amendment was approved by stockholders effective as of May 11, 2010;

Further amended by the Board of Directors on March 1, 2012,

and such amendment was approved by stockholders effective as of May 22, 2012;

Further amended by the Board of Directors on July 30, 2013,

and such amendment was approved by stockholders effective as of July 30, 2013